UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 30, 2010
(Date of earliest event reported)

SOUTHERN STAR ENERGY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52106 (Commission File Number)	20-2514234 (IRS Employer Identification No.)

110 CYPRESS STATION DRIVE, SUITE 152, HOUSTON, TEXAS 77090
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (832) 375-0330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03  Bankruptcy or Receivership.

As previously disclosed in the Registrant’s Current Report on Form 8-K, dated February 9, 2010, on February 3, 2010, the Registrant received a notice of acceleration (the “Notice of Acceleration”) from Macquarie Bank Limited (“Macquarie”) pursuant to which the Registrant’s obligations under its credit agreement with Macquarie (the “Credit Agreement”) were accelerated and became immediately due and payable.  On March 30, 2010, Macquarie filed a foreclosure petition (the “Petition”) in Bossier Parish, Louisiana pursuant to which Macquarie will foreclose upon the collateral securing the Credit Agreement, which includes the Registrant’s oil and gas leases (the “Collateral’).  On March 31, 2010, the 26th Judicial District Court for the Parish of Bossier, State of Louisiana (the “Court”) ordered that a Writ of Seizure and Sale be issued immediately (the “Writ”).  The Writ directs the Sherriff of Bossier Parish to seize and foreclose on the Collateral to pay and satisfy the claim of Macquarie (the “Foreclosure”), with preference over the claims of all other persons and entities against the Registrant.  The Court also ordered that White Stone Energy, L.L.C. be appointed as keeper of the Collateral subject to the Writ.  As a result of the Foreclosure, the Registrant will be cease to operate as a going concern.

Item 8.01  Other Events.

As previously disclosed in the Registrant’s Current Report on Form 8-K, dated March 17, 2010, in response to the Notice of Acceleration, on March 12, 2010, management sent a letter to the Registrant’s creditors (the “Creditors”) proposing the conversion of the Registrant’s liabilities into equity of the Registrant (the “Proposal”).  On March 31, 2010, the Registrant sent a letter to the Creditors informing them that the Petition had been filed and stating that as the Registrant had not received sufficient positive interest in the Proposal, the Proposal was withdrawn.  Due to the Foreclosure, the Registrant is currently in the process of drafting a final letter to the Creditors and other operationally related entities informing them that the Registrant and its wholly-owned subsidiary Southern Star Operating, Inc. are ceasing corporate operations.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN STAR ENERGY INC. (Registrant)

Dated: April 7, 2010	By: /s/ William David Gibbs William David Gibbs Chief Executive Officer, President and Secretary